                                                                   EXHIBIT 10.10


                 FORM OF STANDARD NON-EQUITY PRINCIPAL LETTER


PERSONAL & CONFIDENTIAL
-----------------------



Dear ____________:

We are delighted with the prospect of having you become a Principal at LECG, effective _____________. This letter outlines LECG's terms and conditions for Principals.

Exclusivity
-----------

As a Principal in LECG, you agree to be exclusive to the firm and bill through LECG all of your professional consulting activities./1/ You will be an independent contractor, but LECG will invoice on your behalf, and we will distribute cash to you promptly once it is received. We expect you to abide by all LECG policies and procedures as determined from time to time by the Board of Directors.


As an independent contractor, you are not directed in any way by the firm; nor can you commit the firm without first getting the approval of an officer of the Company. When you need staff support, you should contact the coordinators for the respective practice areas, the Director of the office or me. In addition, you cannot instruct staff to perform business development work for you without first receiving my approval.

Fee pass-through
----------------

Our current policy is that Principals receive 100% of their collected professional billings, except when the firm or another Principal brings business to them. Under this policy, when the firm is the finder, 85% of their collected billings are passed through. When another Principal is the finder and you are the expert on the case, 90% is passed through. On the other hand, you will receive 60% of your collected billings on cases where another Principal or the firm is the finder and you are not the expert. Needless to say, Principals do not need to accept offers of work provided by the firm or by other Principals. The firm reserves the fight to modify these policies as circumstances warrant in the future.

---------------------
        /1/   Under special circumstances, it may be desirable for the expert's fees to be billed separately. Such exceptions shall be approved by the President of LECG.

LECG will bill your time at the hourly rate you establish. We understand that this rate may change on a case-by-case basis, and may be different in different geographic markets. You agree to discuss your rate with Tom Jorde and to advise him of any changes in rate that you may contemplate making. We try to keep our rates a little below market.

Finders' (referral) fees
------------------------

As a Principal of LECG you will receive 14.5% of the total collected billings on all projects that you source, net of all expenses and your own fees, in accordance with LECG policy. Thus on a $500,000 project in which there was $100,000 in travel, telephone, copying and other expenses including your expert fees, you would receive a $58,000 ($400,000 x .145) finders' fee after payment had been received from the client. In circumstances where you are the finder and someone else is the expert and a 10% surcharge is assessed on the expert, your finders' fee will be grossed up by the fees collected from other experts.

Such monies will generally be distributed within 90 days of receipt. I should point out that finders who are not Principals receive only a 10% finders' fee and Tom Jorde receives a 19.5% finders' fee to compensate for his corporate marketing efforts.

When other Principals assist you in securing a project, the finders' fees will be split according to each Principal's contribution to securing the project. Normally the Principals involved can work this out amicably. Any dispute is resolved by the Board of Directors.

Write-downs and bad debt
------------------------

LECG has adopted a policy regarding the write down of invoices which gives guidance as to how these will be handled. A copy of this policy is attached for your review.

Equity Prospects
----------------

At the end of each calendar year, the Board of Directors may decide to offer options to certain high performing Principals. (The Board can also require Shareholders to sell shares back to the Company if they are responsible for less than twice the business their equity share would suggest). LECG's Policy for Option Program for High Performing LECG Shareholder Principals is attached as background. Please contact Kim Gilmour if you have any questions.

As a Principal of LECG, the Board of Directors expects you to be responsible for a significant level of professional (back office) staff receipts. The Board also expects you to help develop the firm and its employees, to cooperate with Principals in securing new business, and to abide by the procedures and standards which LECG is developing to perpetuate its existence as a premier international consulting firm.

Administrative Support
----------------------

Our standard arrangement is for Principals to provide their own administrative support. If you wish, LECG will hire an executive assistant for you at an agreed upon salary. As such, you would be responsible for all cash costs associated with such employment in excess of amounts billed and collected on cases in which the assistant might work. Such amounts, if any, shall be calculated at the end of the year. You can discuss this with David Teece or me.

Final Agreement
---------------

This agreement is final and supersedes any prior understandings you may believe existed. The Board reserves the right to change any of its policies from time to time, including policies discussed in this agreement, as business conditions warrant. Any such changes will be communicated to the Principals upon their adoption.

All of us at LECG very much look forward to having you as a Principal on our team. Please sign below to indicate your acceptance of these terms.

Sincerely,



Donald A. Bunch
Chief Operating Officer

Enclosures

cc:  LECG Board


Agreed to and Accepted:



-------------------------------     --------------------------------
Name                                Date

                   FORM OF STANDARD EQUITY PRINCIPAL LETTER



Confidential
------------



Dear ________________:

We are delighted with the prospect of having you become a Principal at LECG, effective This letter outlines the terms and conditions for Principals.

Exclusivity
-----------

As a Principal in LECG, you agree to be exclusive to the firm and bill through LECG all of your professional consulting activities./1/ You will be an independent contractor, but LECG will invoice on your behalf, and we will distribute cash to you promptly once it is received. We expect you to abide by all LECG policies and procedures as determined from time to time by the Board of Directors.


As an independent contractor, you are not directed in any way by the firm; nor can you commit the firm without first getting the approval of an officer of the Company. When you need staff support, you should contact the coordinators for the respective practice areas, the Director of the office or me. In addition, you cannot instruct staff to perform business development work for you without first receiving my approval.

Fee pass-through
----------------

Our current policy is that Principals receive 100% of their collected professional billings, except when the firm or another Principal brings business to them. Under this policy, when the firm is the finder, 85% of their collected billings are passed through. When another Principal is the finder and you are the expert on the case, 90% is passed through. On the other hand, you will receive 60% of your collected billings on cases where another Principal or the firm is the finder and you are not the expert. Needless to say, Principals do not need to accept offers of work provided by the firm or by other Principals. The firm reserves the right to modify these policies as circumstances warrant in the future.

-----------------------
        /1/   Under special circumstances, it may be desirable for the expert's fees to be billed separately. Such exceptions shall be approved by the President of LECG.

LECG will bill your time at the hourly rate you establish. We understand that this rate may change on a case-by-case basis, and may be different in different geographic markets. You agree to discuss your rate with Tom Jorde and to advise him of any changes in rate that you may contemplate making. We try to keep our rates a little below market.

Finders' (referral) fees
------------------------

As a Principal of LECG you will receive 14.5% of the total collected billings on all projects that you source, net of all expenses and your own fees, in accordance with LECG policy. Thus on a $500,000 project in which there was $100,000 in travel, telephone, copying and other expenses including your expert fees, you would receive a $58,000 ($400,000 x .145) finders' fee after payment had been received from the client. In circumstances where you are the finder and someone else is the expert and a 10% surcharge is assessed on the expert, your finders' fee will be grossed up by the fees collected from other experts.

Such monies will generally be distributed within 90 days of receipt. I should point out that finders who are not Principals receive only a 10% finders' fee and Tom Jorde receives a 19.5% finders' fee to compensate for his corporate marketing efforts.

When other Principals assist you in securing a project, the finders' fees will be split according to each Principal's contribution to securing the project. Normally the Principals involved can work this out amicably. Any dispute is resolved by the Board of Directors.

Write-downs and bad debt
------------------------

LECG has adopted a policy regarding the write down of invoices which gives guidance as to how these will be handled. A copy of this policy is attached for your review.

Equity
------

We will provide you _______ (________) shares in LECG effective   date   in
                                                               ---------
accordance with the stock formula price in our Buy-Sell Agreement. The purchase price is estimated at $_________ per share for a total estimated cost of $____________. The actual price for date will not be determined until
approximately   date   .  Adjustments may be made at that time.  This offer to
             ----------
provide _______ shares is effective anytime during this calendar year at the then current formula price.

As we discussed, Company policy requires a minimum of 20% down payment on the stock with the Company financing at most 80% at its current cost of funds. Terms of the note to be held by the Company should you wish to take up the Company's offer of financing are as follows:

A. Principal and interest on the note shall be repaid out of the Law & Economics Consulting Group, Inc. earnings distributions to you. If earnings distributions are not sufficient to repay the loan in full as of date  , all outstanding principal and interest shall be due and payable on
     -------
     that date.  All payments shall be applied first to accrued and unpaid
     interest and then to principal.  If the loan is not repaid as of   date  ,
                                                                      --------
     the Company will be entitled to acquire shares which remain as collateral under this agreement. The number of shares which the Company will be entitled to acquire shall be determined by dividing the outstanding principal and accrued interest remaining on the note by the then current market price per share as computed in accordance with the then current Shareholders' Buy-Sell Agreement. Needless to say, the note can be prepaid at any time without penalty.

B. The __________ shares purchased will act as collateral on the outstanding balance and will be released by the Company based on your pay down of the principal amount of the loan. For example, assume that a loan of $75,000 is collateralized by 20 shares ($3,750 per share). Interest of $5,000 has accrued after one year. At that time, a repayment of $25,000 is made based on the repayment described above. The loan balance is now $55,000 with a total pay down in principal of $20,000 ($25,000 - $5,000). 15 shares will remain as collateral ($55,000 / $3,750) and 5 shares will be released ($20,000 / $3,750). At such time as loan is paid in full, all shares will be released.

As an equity owner of LECG, the Board of Directors expects you to be responsible for a significant level of professional (back office) staff receipts. If at the end of a calendar year, you are responsible for more than twice the business your equity share would suggest, the Board of Directors may decide to offer you the right to buy additional shares. The Board may also require you to sell shares back to the Company if you are responsible for less than twice the business your equity share would suggest. LECG's Policy for Option Program for High Performing LECG Shareholder Principals is attached for your review.

The Board also expects you to help develop the firm and its employees, to cooperate with Principals in securing new business, and to abide by the procedures and standards which LECG is developing to perpetuate its existence as a premier international consulting firm.

Shareholders' Agreement and Coopers Agreement
---------------------------------------------

Attached is a packet which contains LECG's Shareholders' Buy-Sell Agreement, the Coopers & Lybrand Agreement, and other related materials. You must agree to and sign these documents before we can sell you any shares. Please contact me with any questions you may have.

Administrative Support
----------------------

Our standard arrangement is for Principals to provide their own administrative support. If you wish, LECG will hire an executive assistant for you at an agreed upon salary. As such, you would be responsible for all cash costs associated with such employment in excess of amounts billed and collected on cases in which the assistant might work. Such amounts, if any, shall be calculated at the end of the year. You can discuss this with David Teece or me.

Final Agreement
---------------

This agreement is final and supersedes any prior understandings you may believe existed. The Board reserves the right to change any of its policies from time to time, including policies discussed in this agreement, as business conditions warrant. Any such changes will be communicated to the Principals upon their adoption.

Please review the attached documents and contact our Chief Financial Officer, Kim Gilmour, to execute these documents. Kim can also discuss with you any questions you may have regarding the firm's financial status. You may view any of the firm's financial data you believe is pertinent before you purchase the shares, should you decide to do so.

All of us at LECG very much look forward to having you as a Principal on our team. Please sign below to indicate your acceptance of these terms and the terms contained in the attached documents.

Sincerely,



Donald A. Bunch
Chief Operating Officer

Enclosures

cc: LECG Board



Agreed to and Accepted:



-------------------------------     ---------------------------------
Name                                Date